Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on Fourth-Quarter and Full Year 2009 Results

Summary
The fourth quarter was a strong ending to a year with a very difficult beginning.  A healthy holiday selling season led to revenue of $10.6B, up 13% sequentially; nearly twice the average seasonal sequential growth seen in the fourth quarter.  Gross margin of 64.7% was a record, and up 7 points compared to the third quarter. Operating income of $2.5B was down 3% sequentially, and up 62% from a year ago.  Net income of $2.3B was up 23% sequentially, and up 875% from a year ago.

We have seen a return of consumer demand and replenishment to normal inventory levels after the precipitous demand drop at the end of 2008 and the beginning of 2009.  The fourth quarter was consistent with this trend, with unit shipments seasonally up in the typically higher fourth quarter.  In addition, we experienced higher average selling prices due to a mix shift to our latest generation of processors.

Operationally, the fourth quarter of 2009 was one of our most profitable quarters ever and demonstrates the strength of our execution and business model.  Excluding the impact of the $1.25B AMD settlement agreement taken in the fourth quarter:
•	Operating income of $3.7B* was a record, and up 45% from $2.6B in the third quarter
•	Operating income as a percent of revenue was up 8 points to 35%*
•	Net income of $3.1B* was up 67% from $1.9B in the third quarter

Revenue
On a year-over-year basis, revenue for the fourth quarter was up 28%, the largest percent increase in over 10 years.  On a geographic basis, Europe grew 15%, a couple points less than the seasonal average.  Japan grew 8%, a little better than the seasonal average.  The Americas and Asia Pacific performed significantly better than average seasonal patterns at 15% and 12% respectively.

Revenue for microprocessors including Intel® Atom™ processors experienced strong sequential growth on unit shipments that were seasonally up along with an increase in average selling prices as we experienced a mix shift to our latest generation of processors.  Intel Atom micro-architecture revenue, including microprocessors and associated chipsets, was $438M, up 6% from the third quarter.  Microprocessor average selling prices both including and excluding Intel Atom processors were higher in the fourth quarter.

*   Non-GAAP financial measure. See reconciliation set forth below of non-GAAP financial measure to the most directly comparable GAAP financial measure.

While in the process of finalizing the segment level detail that will align to the companywide reorganization previously announced, we are providing preliminary detail now in an effort to provide visibility into the financial results of the company under the new organizational structure.  There may be minor adjustments among the segments, and final detailed segment level results will be available with the publication of the annual report on Form 10-K.  Comparisons to prior periods below reflect historical numbers revised to reflect the new organizational structure.

The PC Client Group had revenue of $7.8B.  Revenue for this group was 10% higher than the third quarter due to higher unit sales and higher average selling prices, and up 26% from the prior year primarily due to higher unit sales.  The Data Center Group revenue of $2.0B was up 21% from the third quarter, and up 36% from the prior year due to higher microprocessor unit sales and higher average selling prices.

Full year 2009 revenue of $35.1B was down 7% from $37.6B in 2008.

Gross Margin
Gross margin dollars were $6.8B, $1.4B higher than the third quarter.  Gross margin of 64.7% was 7 points higher than the third quarter and at the top end of the outlook range provided in October.

Gross Margin Reconciliation: Q3’09 to Q4’09 (57.6% to 64.7%, up 7.1 points)
[note: point attributions are approximate]
•	+ 2.5 points: Qualification for sale of 32nm products and sales of the previously written-off product
•	+ 2 points: Higher CPU average selling prices
•	+ 1 point: Higher CPU sales volume
•	+ 1 point: Lower excess capacity charges
•	+ 1 point: Lower unit cost

The midpoint of the forecast ranges will be referred to when making comparisons to specific periods.

Gross Margin Reconciliation: Q4’09 Outlook to Q4’09 (62% +/- 3 points to 64.7%, up 2.7 points)
[note: point attributions are approximate]
•	+ 2 points: Higher CPU average selling prices
•	+ 1 point: Lower unit cost

In a year-over-year comparison, gross margin percent is 11.6 points higher than Q4’08.  The increase is due to higher CPU and chipset sales volume, lower chipset unit cost, no excess capacity charges in Q4’09, improvements in NAND, and fewer CPU inventory write-offs.

Spending
Spending for R&D and MG&A was $3.1B, 12% higher than third quarter spending and higher than the outlook provided in both October and November.  In all comparisons, the higher spending is primarily due to an increase in profit dependent spending.  R&D and MG&A spending as a percent of revenue remained at 29% for the fourth quarter, down from 35% in the first quarter and 32% in the second quarter.  The fourth quarter $1.25B AMD settlement agreement is recorded separately within our operating expenses.  Additionally, in the separate category of restructuring and asset impairment charges, spending was $3M, lower than the forecast of $40M.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $96M, better than the $47M loss in the third quarter and better than the outlook of zero.  Relative to the third quarter loss, the fourth quarter was better due to better results on equity method investments and gains on the sales of equity securities.

The provision for taxes in the fourth quarter was at a 12% tax rate, lower than the 20% previously forecasted, primarily due to tax settlements.

Balance Sheet and Cash Flow Items
Our financial condition strengthened in the fourth quarter, which can be seen in the balance sheet.  Total cash investments, comprised of cash, short-term investments, and debt security trading assets ended the quarter at $13.9B, $1B higher than the third quarter.  Cash flow from operations was over $3B.  During the fourth quarter, we paid the AMD settlement agreement, paid $774M in dividends, and purchased $1.1B in capital assets.  Total inventories increased $445M due to the qualification for sale and mix of 32nm products.

For 2009, total cash investments, comprised of cash, short-term investments, and debt security trading assets grew by $2.4B. We generated more than $11B in cash from operations, spent $4.5B in capital, paid $3.1B in dividends, and repurchased $1.7B in stock.  In addition in 2009, we issued $2B of convertible debt.  For the year, inventories are down $800M.

Other Items
Amortization of acquisition related intangibles, primarily associated with the Wind River acquisition was $19M, in line with the $20M forecasted.

For the fourth quarter, the number of employees was down approximately 1,000 from the third quarter, to 79,800.  This marks the lowest level since 2003.

Q1 2010 Outlook

The Outlook for the first quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after January 13th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $9.7B, plus or minus $400M. The midpoint of this range would be a decrease of 8% from the fourth quarter, which is consistent with the average historical seasonal decrease.

Gross Margin
Gross margin in the first quarter is expected to be 61%, plus or minus two points.

Gross Margin Reconciliation: Q4’09 to Q1’10 (64.7% to 61% +/- 2 points)
[note: point attributions are approximate]
•	- 2 points: Higher unit cost
•	- 1 point: Lower CPU sales volume
•	- 0.5 point: Lower CPU average selling prices

Spending
Spending for R&D and MG&A in the first quarter is expected to be approximately $3B, down 2% from the fourth quarter due to lower profit dependent spending.  Amortization of acquisition related intangibles primarily associated with the Wind River acquisition is expected to be about $20M.  Depreciation is forecasted to be approximately $1.1B.

Other Income Statement Items
Gains and losses from equity investments and interest and other income is expected to be a gain of $20M, lower than the fourth quarter because of gains on investments in the fourth quarter.

2010 Outlook

Gross Margin
Gross margin for the year is expected to be 61%, plus or minus three points.

Gross Margin Reconciliation: 2009 to 2010 (55.7% to 61% +/- 3 points)
[note: point attributions are approximate]
•	+ 4 points: Lower other cost of sales (primarily excess capacity charges)
•	+ 2 to 3 points: Lower unit costs
•	+ 2 points: Higher sales volume
•	- 2 to 3 points: Lower average selling prices

Spending
Spending for R&D and MG&A for the year is expected to be $11.8B plus or minus $100M, 8% higher than 2009 due to an increase in R&D investments and the reclassification of spending for process engineering from cost of sales to R&D, annual salary increases, an increase in revenue dependent spending, and the addition of a full year of Wind River spending.

R&D spending is expected to be approximately $6.2B, up 10% from 2009.

MG&A spending is expected to be approximately $5.6B, up 7% from 2009.

Depreciation is forecasted to be approximately $4.4B +/- $100M.

Other Income Statement Items
The tax rate for 2010 is expected to be 30%.

Balance Sheet and Cash Flow Items
Capital spending for 2010 is forecasted to be $4.8B plus or minus $100M, $300M higher than 2009 due to the build out of 32nm production capability and capital spending on 22nm.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the first quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

▪
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

▪
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 32nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; defects or disruptions in the supply of materials or resources; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

▪
The gross margin percentage could vary significantly from expectations based on changes in revenue levels; product mix and pricing; start-up costs, including costs associated with the new 32nm process technology; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; the timing and execution of the manufacturing ramp and associated costs; and capacity utilization.

▪
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

▪
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

▪
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

▪
The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

▪
Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

▪	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
▪
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.  An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting our ability to design our products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the fiscal quarter ended September 26, 2009.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

In addition to disclosing financial results calculated in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this commentary contains non-GAAP financial measures that exclude the charge incurred in the fourth quarter of 2009 as a result of the settlement agreement with Advanced Micro Devices, Inc. (AMD) in the amount of $1.25 billion, a charge incurred in the second quarter of 2009 as a result of the European Commission (EC) fine in the amount of €1.06 billion, or about $1.45 billion, and a charge incurred during the fourth quarter of 2008 as a result of an impairment of our investments in Clearwire Corp. in the amount of $938 million. These non-GAAP measures also exclude the associated impacts of the AMD settlement and the Clearwire impairments on our tax provision. The EC fine did not impact the income tax provision because it was not tax deductible.

The non-GAAP financial measures disclosed by the company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for both its own assessment of, and to show the reader, how our performance compares to other periods. Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

In the GAAP results in the earnings release the AMD settlement charge is presented separately within operating expenses for the three and twelve months ended December 26, 2009 and the EC fine charge is presented separately within operating expenses for the twelve months ended December 26, 2009.

	(In millions, except per-share amounts)
	Three Months Ended		Twelve Months Ended
	Dec. 26,	Dec. 27,	Dec. 26,	Dec. 27,
	2009	2008	2009	2008

GAAP OPERATING INCOME	$2,497	$1,539	$5,711	$8,954
Adjustment for:
AMD settlement	1,250	-	1,250	-
EC fine	-	-	1,447	-
OPERATING INCOME EXCLUDING ADJUSTMENTS	$3,747	$1,539	$8,408	$8,954

GAAP NET INCOME	$2,282	$234	$4,369	$5,292
Adjustment for:
AMD settlement	1,250	-	1,250	-
EC fine	-	-	1,447	-
2008 Impairment of investments in Clearwire	-	938	-	938
Income tax impacts	(438)	(328)	(438)	(328)
NET INCOME EXCLUDING ADJUSTMENTS	$3,094	$844	$6,628	$5,902

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.40	$0.04	$0.77	$0.92
Adjustment for:
AMD settlement	0.22	-	0.22	-
EC fine	-	-	0.26	-
2008 Impairment of investments in Clearwire	-	0.17	-	0.17
Income tax impacts	(0.07)	(0.06)	(0.08)	(0.06)
DILUTED EARNINGS PER COMMON SHARE EXCLUDING ADJUSTMENTS	$0.55	$0.15	$1.17	$1.03